GOLD BANC CORPORATION, INC.
11301 Nall Avenue
LEAWOOD, KANSAS 66211
http://www.goldbanc.com

[NASDAQ LOGO]: GLDB	[GOLD BANC LOGO]
CONTACT:
Michael W. Gullion	Malcolm M. Aslin	Rick Tremblay	MORE THAN MONEY®
Chairman and CEO	President	Chief Financial Officer
(913) 451-8050	(913) 451-8050	(913) 451-8050
MikeGullion@goldbanc.com	MickAslin@goldbanc.com	RickTremblay@goldbanc.com

[FOR IMMEDIATE RELEASE]

GOLD BANC CORPORATION WINS MORTGAGE DECISION

    LEAWOOD, Kansas (August 14, 2001)—Gold Banc (NASDAQ:GLDB) today reported the favorable August 13, 2001 decision from an American Arbitration Association Commercial Panel at Kansas City, Missouri resulting in an award of over $4.5 million (monetary award and cancellation of promissory notes) relating to its 1999 purchase of Regional Holding Company, Inc. The Panel found in favor of the Gold Banc Corp claim and for Gold Banc Corp on all counter claims that had been advanced on the part of the sellers.

    "We have been confident over the past year and a half that Gold Banc would prevail on the claims and are very pleased with this positive decision," said Michael W. Gullion, chairman and chief executive officer of Gold Banc.

    Gold Banc is a $2.9 billion financial services company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area. Gold Banc provides a full array of community banking and financial services solutions to business and individuals in four states and 41 communities through 61 financial services locations, telephone banking, an ATM network and Internet banking via its www.goldbank.com Web site.